 Exhibit 10.1

SHARE EXCHANGE AND AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (“Agreement”) effective June 13, 2013, by and among Bnet Media Group, Inc, a Nevada corporation (“Bnet”) and Gerry E. Sklar and Anthony E. Sklar, collectively the   “Shareholders.”

Recitals

A.           Shareholders are the beneficial owners of 7,787,000 shares of Bnet’s common stock, par value $0.001 per share (the “Bnet Common Stock”), and as of the date hereof, are entitled to receive an additional 116,805,000 shares of Bnet Common Stock as a result of a 1-for-16 Forward (the “Forward Split Common Stock”), pursuant to dividend declared by Bnet Board of Directors on June 6, 2013.

B.           Bnet has a class of preferred stock designated as Series A Preferred Stock, par value $0.001 per share (the “Bnet Series A Preferred”), which class has certain rights, preferences and privileges as set forth in Certificate of Designation of Rights, Preferences, Privileges and Restrictions for the Series A Preferred Stock of Bnet Media Group, Inc., attached hereto as Exhibit A.

C.           Each share of Bnet Series A Preferred Stock is entitled to sixteen (16) votes.

D.           Shareholders desire to exchange all of their Bnet Common Stock and Bnet Forward Split Common Stock for shares of Bnet Series A Preferred Stock and tender to the Company $7,787.00, so that Shareholders’ 124,592,000 shares of Bnet Common Stock and the $7,87,00 will serve as the consideration for the Company issuing to the Shareholders 7,787,000 shares of the Bnet Series A Preferred.

E.           The independent and otherwise disinterested members of the Bnet Board of Directors have approved this Agreement and the transaction contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

 Article 1

1.1           General.

(a)           The Exchange. Subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall exchange the Bnet Common Stock  and tender $7,787.00 as consideration for the Bnet Series A Preferred Stock.

(b)           Exchange Ratio.  The exchange is based on one (1) share of Bnet Series A Preferred for every sixteen (16) shares of Bnet Common Stock exchanged.

(c)           Time. The Exchange shall be effective as of June 13, 2013.

1.2           Ownership Rights in Bnet Common Stock and Bnet Forward Split Common Stock. Upon issuance of the Bnet Series A Preferred, all certificates indicative of Shareholders’ ownership interest in the Bnet Common Stock and Bnet Forward Split Common Stock shall be deemed delivered in full satisfaction of all of Shareholders’ rights pertaining to ownership of Bnet.

1.3           Cancellation of the Bnet Common Stock and Bnet Forward Split Common Stock.  Following the issuance of the Bnet Series A Preferred certificates and the delivery of the certificates representing the Bnet Common Stock and Bnet Forward Split Common Stock, the certificates representing the 124,592,000 shares of Bnet Common Stock shall be cancelled and returned to the authorized but unissued shares of Common Stock.

 Article 2

2.1           Approvals. The Shareholders have executed this Agreement and Bnet has obtained the written consent of its disinterested members of its Board of Directors, thus approving this Agreement. The Shareholders and Bnet each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

2.2           Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by Shareholders and constitutes a valid and binding agreement of Shareholders, enforceable against such Shareholders in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Article 3

3.1           Ownership. Shareholders own, beneficially and of record, good and marketable title to the Bnet Common Stock and the Bnet Forward Split Stock as set forth adjacent to such Shareholder’s name on the Signature Page free and clear of all liens, adverse claims, proxies, options or stockholders' agreements. At the closing, the Shareholders will convey to Bnet good and marketable title to the Bnet Common Stock and the Bnet Forward Split Stock, free and clear of any liens, security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

3.3           Investment.  Shareholders (a) are acquiring the Series A Preferred solely for his/her/its own account for investment purposes, and not with a view to the distribution thereof, (b) are affiliates of Bnet, (c) have certain information and knowledge concerning Bnet in order to evaluate the merits and the risks inherent in holding the Series A Preferred, and (d) is able to bear the economic risk of acquiring the Series A Preferred pursuant to the terms of this Agreement, including a complete loss of his/her/its investment in the Series A Preferred. The certificates evidencing the Series A Preferred shall bear a restrictive legend indicating such Series A Preferred have been issued in a non-registered transaction and restricted securities as that term is defined in Rule 144 promulgated under the Securities Act.

3.4           Amendment. This Agreement may be amended, modified or supplemented at any time by the respective parties hereto. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

3.5           Governing law.   This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada

3.6            Parties in Interest. This Agreement is not made for the benefit of any person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

3.7           Waiver; Remedies. No failure or delay on the part of Bnet or the Shareholders in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of Bnet or the Shareholders of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties may otherwise have at law or in equity.

3.8           Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

3.9           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

3.11           Exhibits.  All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

3.12           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and the Shareholder and Pacific may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

3.13           Jurisdiction. Each of the parties hereto agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the District Court of the State of Nevada and any state appellate court there from within the State of Nevada.

3.14.           Rules of Construction. The following rules shall apply to the interpretation of this Agreement:

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

BNET MEDIA GROUP, INC.
a Nevada corporation

/s/ David M. Young
By:  David M. Young, Secretary

SHAREHOLDERS

/s/Gerald E. Sklar
By:  Gerald E. Sklar

/s/Anthony E. Sklar
By:  Anthony E. Sklar